Exhibit 2.1

DEFINITIVE MERGER

AGREEMENT

By and Among

DRUGS MADE IN AMERICA (DMAA)

A Publicly Traded Special Purpose Acquisition Company

(the “Acquiror” or “SPAC”)

and

POWER ANALYTICS GLOBAL CORP (PAGC)

A Private AI and Analytics Company

(the “Target” or “PAGC”)

Dated: April 29, 2026

EXECUTION VERSION

This document constitutes a legally binding agreement subject to the terms and conditions set forth herein.

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Section 11.6 Counterparts	24
Section 11.7 No Third-Party Beneficiaries	24
Section 11.8 Assignment	24
Section 11.9 Specific Performance	24
Section 11.10 Further Assurances	24
SIGNATURE PAGE	25
EXHIBIT A — CAPITALIZATION TABLE	26
Section A.1 Pre-Merger Capitalization	26
Section A.2 Post-Merger Capitalization (NEWCO)	26
EXHIBIT B — PAGC INTELLECTUAL PROPERTY SCHEDULE & GSA CAGE CODE	27
Section B.1 Patents and Patent Applications	27
Section B.2 Registered Trademarks and Service Marks	27
Section B.3 GSA CAGE Code Documentation	28
EXHIBIT C — SIGNED REVENUE CONTRACTS SUMMARY (FY 2026–2027)	29
Section C.1 Revenue Contract Summary Schedule	29
EXHIBIT D — DMAA TRUST ACCOUNT / PIPE FINANCING CONFIRMATION	30
Section D.1 Trust Account Summary	30
Section D.2 PIPE Financing Summary	30
APPENDIX 1 — VALUATION COMPARABLES (COMPS)	31
Section 1.1 Private Funding Round Comparables	31
Section 1.2 Valuation Analysis Summary	32

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RECITALS

THIS DEFINITIVE MERGER AGREEMENT (this “Agreement”), dated as of the date set forth on the signature page hereof (the “Agreement Date”), is entered into by and among:

(i) DRUGS MADE IN AMERICA, a Special Purpose Acquisition Company (“DMAA” or the “Acquiror”), a publicly traded blank check company organized and existing under the laws of the Cayman Islands;

(ii) POWER ANALYTICS GLOBAL CORP, a private corporation organized and existing under the laws of the State of Delaware (“PAGC” or the “Target”), engaged in the business of artificial intelligence, advanced analytics, and quantum-resistant security solutions; and

(iii) POWER ANALYTICS GLOBAL CORP, as the surviving entity and continuing publicly traded company following consummation of the Merger (“NEWCO” or the “Surviving Entity”).

WHEREAS:

A. DMAA desires to effect a business combination with PAGC pursuant to which PAGC will merge with and into a subsidiary of DMAA (or directly into DMAA as mutually agreed), with PAGC continuing as the surviving entity (the “Merger”), pursuant to which all outstanding equity interests of PAGC will be converted into the right to receive shares of NEWCO common stock;

B. Following the Merger, the ownership of the Surviving Entity shall be determined based on the final capitalization of the transaction, including (i) Closing Cash, (ii) PIPE financing, (iii) verified contract value, (iv) DMAA and PAGC shareholders, and (v) any additional asset contributions, as reflected in the final capitalization table included in the Registration Statement. The Parties expect that, at full execution of the Valuation Milestone Schedule and subject to final capitalization and capital delivered at Closing, the post-Closing ownership of the Surviving Entity will be approximately ninety percent (90%) held by former PAGC shareholders and approximately ten percent (10%) held by existing DMAA shareholders, in each case prior to dilution by any PIPE issuances or other Closing-related issuances.

C. The Board of Directors of each of DMAA and PAGC has determined that the Merger and related transactions are advisable, fair to, and in the best interests of their respective companies and stockholders;

D. The Parties desire to set forth in this Agreement the terms and conditions pursuant to which the Merger will be consummated, including certain representations, warranties, covenants, and conditions relating thereto;

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E. The Target’s enterprise value at closing is targeted at ONE BILLION UNITED STATES DOLLARS ($1,000,000,000), subject to the Floor Valuation and valuation milestones described herein;

F. DMAA shall use commercially reasonable efforts to deliver cash at Closing through funds available in its Trust Account (net of redemptions, taxes and expenses) and/or through PIPE financing or other capital raising arrangements. The parties acknowledge that the amount of cash available at Closing may vary depending on redemption levels and market conditions

G. PAGC shall, at or prior to Closing, shall provide evidence of commercial traction, including executed or substantially negotiated revenue contracts, which shall be used as part of the valuation framework set forth in the Agreement. PAGC shall, at or prior to Closing, provide evidence of commercial traction, including executed or substantially negotiated revenue contracts. Such contracts shall be presented with sufficient detail, including value, timing, and counterparty profile, to support disclosure and evaluation of the transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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ARTICLE I DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Definitive Merger Agreement, together with all Exhibits and Appendices attached hereto, as may be amended from time to time in accordance with the terms hereof.

“Agreement Date” means the date this Agreement is fully executed by all Parties as reflected on the signature page.

“Acquiror” means Drugs Made In America (DMAA), a publicly traded Special Purpose Acquisition Company.

“Applicable Law” means any applicable federal, state, local, or foreign law, statute, regulation, rule, ordinance, order, or decree of any Governmental Authority.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CAGE Code” means the General Services Administration Commercial and Government Entity Code assigned to PAGC evidencing eligibility to contract with the United States federal government, as specified in Exhibit B.

“Closing” means the consummation of the Merger and all transactions contemplated hereby.

“Closing Date” means the date on which the Closing actually occurs in accordance with Article IV of this Agreement.

“Closing Valuation” means the enterprise valuation of PAGC as of the Closing Date, targeted at One Billion United States Dollars ($1,000,000,000) subject to the Valuation Milestone Schedule set forth in Section 2.4.

“Contract Revenue Condition” means the requirement that PAGC deliver, at or prior to Closing, shall provide evidence of commercial traction, including executed or substantially negotiated revenue contracts, which shall be used as part of the valuation framework set forth in the Agreement and shall not constitute an independent condition to Closing.

“Debt-Free Condition” means the requirement that PAGC be free of all material indebtedness at Closing, or deliver a payoff and debt satisfaction schedule as set forth in Exhibit A.

“DMAA” means Drugs Made In America, a publicly traded Special Purpose Acquisition Company and the Acquiror hereunder.

“DMAA Minimum Cash Condition” DMAA shall use commercially reasonable efforts to deliver cash at Closing through funds available in its Trust Account (net of redemptions, taxes and expenses) and/or through PIPE financing or other capital raising arrangements. The parties acknowledge that the amount of cash available at Closing may vary depending on redemption levels and market conditions.

“Effective Time” means the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such later time specified in the Certificate of Merger).

“Exchange Ratio” means the ratio at which shares of PAGC capital stock are exchanged for shares of NEWCO common stock, as determined pursuant to Article III hereof.

“Floor Valuation” means milestone based and/or Three Hundred Million United States Dollars ($300,000,000), representing the minimum acceptable enterprise valuation of PAGC at Closing; if PAGC’s enterprise valuation falls below the Floor Valuation at Closing, DMAA may exercise its right to renegotiate the transaction and/or termination right pursuant to Section 10.1(d).

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“Governmental Authority” means any federal, state, local, or foreign government or subdivision thereof, or any agency, bureau, board, commission, court, department, official, tribunal, or other instrumentality of government.

“IP Schedule” means the schedule of intellectual property set forth in Exhibit B, including all patents, patent applications, pending patents, software source code, proprietary algorithms, AI/ML models, and quantum-resistant security IP.

“Material Adverse Effect” or “MAE” means any effect, event, development, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets, or liabilities of PAGC.

“Merger” means the merger of PAGC with and into a wholly-owned subsidiary of DMAA (or directly into DMAA as mutually agreed), with PAGC as the surviving entity, pursuant to the terms and conditions of this Agreement and Applicable Law.

“NEWCO” means Power Analytics Global Corp (PAGC), as the surviving and continuing publicly traded entity following consummation of the Merger.

“NEWCO Common Stock” means the authorized common stock of NEWCO to be issued in connection with the Merger.

“PAGC” means Power Analytics Global Corp, a private AI and analytics company and the Target hereunder.

“PAGC Shareholders” means the holders of PAGC equity interests immediately prior to the Effective Time.

“PIPE” means a Private Investment in Public Equity financing transaction arranged by or with the assistance of DMAA for the purpose of satisfying the DMAA Minimum Cash Condition.

“PIPE Investors” means accredited investors and institutional investors participating in any PIPE transaction arranged in connection with the Merger.

“Representations and Warranties” means the representations and warranties made by each Party as set forth in Articles V and VI of this Agreement.

“Target” means Power Analytics Global Corp (PAGC), as the Target in the Merger.

“Trust Account” means the trust account established by DMAA in connection with its initial public offering, from which funds will be released at Closing.

“Valuation Milestone Schedule” means the schedule set forth in Section 2.4 establishing the enterprise valuation of PAGC at Closing based on verified revenue contract milestones.

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ARTICLE II MERGER STRUCTURE

Section 2.1 The Merger

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Applicable Law, at the Effective Time, PAGC shall merge with and into DMAA, or with a newly formed, wholly-owned subsidiary of DMAA (“Merger Sub”) as mutually agreed in writing by the Parties, with DMAA (or, if applicable, Merger Sub) surviving the Merger as the continuing legal entity (the “Surviving Entity”). Following the Effective Time, DMAA shall remain the publicly traded entity and the Surviving Entity shall continue the combined business of DMAA and PAGC. References in this Agreement to “NEWCO” shall mean the Surviving Entity following the Effective Time.

Section 2.2 Organizational Documents

At the Effective Time, the Memorandum and Articles of Association (and any other organizational documents) of DMAA, as in effect immediately prior to the Effective Time, shall continue as the organizational documents of the Surviving Entity, as may be amended in connection with Closing to reflect the post-Closing capitalization, governance, and corporate name agreed by the Parties, and as thereafter amended in accordance with Applicable Law.

Section 2.3 Directors and Officers

At the Effective Time, the directors and officers of the Surviving Entity shall be those individuals designated by PAGC, who shall constitute the initial directors and officers of the Surviving Entity following the Closing, until their successors are duly elected and qualified or until their earlier death, resignation, or removal in accordance with Applicable Law and the Surviving Entity’s organizational documents. The Parties acknowledge that, as DMAA is a special purpose acquisition company, PAGC is contributing the operating business and management expertise to the combined entity, and the post-Closing leadership of the Surviving Entity shall accordingly be drawn from PAGC’s designees, subject to applicable governance, listing, and regulatory requirements.

Section 2.4 Valuation Milestone Schedule

The Parties acknowledge and agree that PAGC’s enterprise valuation is targeted at One Billion United States Dollars ($1,000,000,000), subject to customary due diligence, verification of revenue contracts, and capital available at Closing. The enterprise valuation of PAGC shall be determined based on both (i) verified contract value and (ii) capital available at Closing sufficient to support execution of such contracts. The enterprise valuation of PAGC for purposes of determining the Exchange Ratio and the relative ownership of the Surviving Entity shall be established in accordance with the following milestone schedule, based on the total value of verified, signed, and enforceable revenue contracts delivered by PAGC at or prior to Closing (the “Verified Contract Value and Closing Capital”):

Verified Contract Value	PAGC Enterprise Valuation	PAGC Equity (NEWCO)	DMAA Equity (NEWCO)
$15M – $25M	$300,000,000	TBD	TBD
$25M – $50M	Up to $500,000,000	TBD	TBD
$50M – $75M	Up to $750,000,000	TBD	TBD
$75M+ / Full Execution	$1,000,000,000 (TARGET)	TBD	TBD

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For the avoidance of doubt, in all milestone scenarios, it’s intended that PAGC and DMAA shall come to a mutually agreed Shareholders split of the total issued and outstanding equity of NEWCO, subject to dilution by any PIPE issuances as set forth in Section 3.3.

Section 2.5 Floor Valuation and Termination Right

If the enterprise valuation of PAGC, as determined pursuant to Section 2.4, is below the Floor Valuation of Three Hundred Million United States Dollars ($300,000,000) at Closing, DMAA and PAGC may elect to renegotiate the transaction or terminate this Agreement pursuant to Section 10.1(d). The Parties acknowledge that the Floor Valuation represents the intended minimum acceptable transaction economics necessary to justify the Merger for shareholders.

Section 2.6 Effects of the Merger

At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, and interests of PAGC and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities, and duties of PAGC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Entity.

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ARTICLE III CONSIDERATION AND EXCHANGE

Section 3.1 Conversion of PAGC Shares

At the Effective Time, subject to the terms and conditions of this Agreement, each outstanding share of PAGC capital stock (including all classes and series) shall be automatically cancelled and extinguished and converted into the right to receive a number of shares of NEWCO Common Stock equal to the Exchange Ratio, as determined in accordance with Section 3.2. From and after the Effective Time, all PAGC shares shall no longer be outstanding and shall automatically be cancelled.

Section 3.2 Exchange Ratio

The Exchange Ratio shall be determined as follows:

(a) The aggregate number of shares of NEWCO Common Stock to be issued to PAGC Shareholders shall equal (TBD) of the total issued and outstanding shares of NEWCO Common Stock immediately following the Effective Time;

(b) The aggregate number of shares of NEWCO Common Stock to be issued to (or retained by) DMAA public shareholders shall equal (TBD) of the total issued and outstanding shares of NEWCO Common Stock immediately following the Effective Time;

(c) The exact number of shares and per-share exchange ratio shall be calculated and set forth in the final Prospectus / Registration Statement filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Merger, as referenced in Exhibit A (Capitalization Table).

(d) The Exchange Ratio and resulting ownership percentages are indicative and shall be adjusted based on final Closing Cash, PIPE financing, and any additional issuances required to support the transaction and post-closing operations.

Section 3.3 PIPE Adjustments

DMAA shall have the right, in its sole discretion, to structure, negotiate and execute any PIPE financing. DMAA shall consult PAGC in good faith regarding material terms. No PIPE shall be entered into on terms materially adverse to PAGC, taking into account market conditions. To the extent DMAA arranges a PIPE transaction in connection with satisfying the DMAA Minimum Cash Condition, shares issued to PIPE Investors shall be issued from a newly authorized pool of NEWCO Common Stock. Any PIPE issuances shall dilute all NEWCO shareholders on a pro-rata basis. The Parties shall negotiate in good faith to ensure the PIPE transaction is structured in a manner that does not adversely affect. Any PIPE financing shall be reflected in the final capitalization of NEWCO and shall dilute all shareholders on a pro rata basis unless otherwise agreed.

Section 3.4 No Fractional Shares

No fractional shares of NEWCO Common Stock shall be issued in connection with the Merger. Each holder of PAGC shares who would otherwise be entitled to a fractional share shall receive, in lieu thereof, cash equal to the product of such fraction multiplied by the per-share value of NEWCO Common Stock at the Effective Time, as determined in good faith by the Board of Directors of NEWCO.

Section 3.5 DMAA Trust Account Release

At the Effective Time, DMAA shall cause the release of all amounts held in the Trust Account (net of applicable taxes, redemptions, and expenses) for application toward the DMAA Minimum Cash Condition and general business purposes of NEWCO following Closing. PAGC acknowledges that it has no claim against the Trust Account prior to Closing.” In no event shall PAGC or its affiliates have any claim against the Trust Account prior to the Effective Time except as expressly set forth herein.

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ARTICLE IV CLOSING

Section 4.1 Closing Date

The Closing shall take place on the date that is three (3) Business Days after all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the Parties (the “Closing Date”). The Closing shall take place at such time and place as the Parties may mutually agree, including by remote electronic means.

Section 4.2 Actions at Closing

At the Closing, the following actions shall occur, each of which shall be deemed to occur simultaneously:

(a) The Parties shall execute and deliver all documents, certificates, and instruments required by Article VII;

(b) DMAA shall cause to be released from the Trust Account all funds necessary to satisfy the DMAA Minimum Cash Condition;

(c) PAGC shall deliver executed copies of all revenue contracts constituting the Contract Revenue Condition;

(d) A Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

(e) DMAA and PAGC shall execute and deliver all officer certificates, bring-down certificates, legal opinions, and other closing deliverables as set forth in Article VII; and

(f) The Exchange Agent shall issue NEWCO Common Stock to PAGC Shareholders in accordance with Article III.

Section 4.3 Termination of SPAC Status

The parties recognize that DMAA is subject to redemption mechanics, extension requirements, and listing obligations, and agree to cooperate in good faith to structure the transaction accordingly. Immediately following the Effective Time, DMAA’s status as a blank check company shall terminate and NEWCO shall operate as a publicly traded operating company on the applicable stock exchange under the ticker symbol to be determined by the Board of Directors of NEWCO.

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PAGC

PAGC hereby represents and warrants to DMAA as of the Agreement Date and as of the Closing Date as follows:

Section 5.1 Organization and Good Standing

PAGC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as currently conducted.

Section 5.2 Authorization and Binding Obligation

The execution, delivery, and performance of this Agreement by PAGC have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of PAGC, enforceable against PAGC in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

Section 5.3 Capitalization

The authorized, issued, and outstanding equity interests of PAGC as of the Agreement Date are as set forth in Exhibit A (Capitalization Table). All outstanding equity interests of PAGC are duly authorized, validly issued, fully paid, and non-assessable, and have been issued in compliance with Applicable Law.

Section 5.4 Intellectual Property

(a) PAGC to the best of its knowledge of and in all material respects owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted and as proposed to be conducted following the Effective Time.

(b) PAGC’s IP Schedule to the best of its knowledge of and in all material respects in (Exhibit B) sets forth a complete and accurate list of all material Intellectual Property, including all patents (issued and pending), patent applications, registered trademarks, software source code, proprietary algorithms, AI/ML models, and quantum-resistant security IP.

(c) To the best of its knowledge of and in all material respects Aal patents and patent applications in the IP Schedule are fully owned by PAGC, either granted, applied for, or patent-pending, and PAGC has taken commercially reasonable steps to protect and preserve all such Intellectual Property.

(d) To the best of and PAGC’s knowledge and in all material respects, PAGC’s use of its Intellectual Property does not infringe upon or misappropriate any third-party intellectual property rights.

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Section 5.5 GSA CAGE Code

To the best of and PAGC’s knowledge and in all material respects, PAGC possesses a valid and active GSA CAGE Code (General Services Administration Commercial and Government Entity Code), evidencing eligibility to enter into contracts with United States federal government agencies. True and accurate documentation of such CAGE Code registration shall be included in Exhibit B.

Section 5.6 Debt-Free Condition

As of the Closing Date, PAGC shall be free of all material funded indebtedness, including but not limited to bank loans, notes payable, lines of credit, convertible notes, and capital lease obligations, except for ordinary course trade payables arising in the normal course of business. To the extent any such indebtedness exists, PAGC shall deliver a complete payoff and debt satisfaction schedule as Exhibit A at Closing, evidencing the payoff or satisfaction of all such obligations at or prior to the Effective Time.

Section 5.7 Revenue Contracts

PAGC will enter into at or prior to Closing, binding and enforceable revenue contracts with third-party customers. True, correct, and complete copies (or redacted summaries) of such contracts will be set forth in Exhibit C. Such contracts shall be valid, binding, and enforceable in accordance with their respective terms, and PAGC is not in material default thereunder.

Section 5.8 Financial Statements

PAGC will make available to DMAA true, correct, and complete copies of PAGC’s financial statements for the two most recently completed fiscal years, and any available interim financial statements. Such financial statements will have been prepared in accordance with GAAP (or IFRS as applicable), consistently applied, and fairly present in all material respects the financial condition of PAGC as of their respective dates.

Section 5.9 Absence of Material Adverse Effect

Since the date of PAGC’s most recent financial statements, there has been no event, change, effect, development, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect on PAGC.

Section 5.10 Compliance with Laws

PAGC is and has been in material compliance with all Applicable Laws and has not received written notice of any actual or threatened violation thereof. PAGC holds all material licenses, permits, certifications, and authorizations required to conduct its business.

Section 5.11 Litigation

There is no pending or, to PAGC’s knowledge, threatened Action against PAGC that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, or that challenges or seeks to prevent, restrain, enjoin, or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

Section 5.12 Brokers

No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisors, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PAGC.

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF DMAA

DMAA hereby represents and warrants to PAGC as of the Agreement Date and as of the Closing Date as follows:

Section 6.1 Organization and Good Standing

DMAA is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as currently conducted.

Section 6.2 Authorization and Binding Obligation

The execution, delivery, and performance of this Agreement by DMAA have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of DMAA, enforceable against DMAA in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

Section 6.3 SPAC Status and Trust Account

DMAA is a Special Purpose Acquisition Company formed for the purpose of consummating a business combination. As of the Agreement Date, the Trust Account holds funds in the amount set forth in DMAA’s most recent SEC filings. DMAA represents and warrants that the Trust Account funds will be available to release at Closing, subject only to permitted redemptions and applicable taxes.

Section 6.4 SEC Compliance

DMAA has timely filed all reports, schedules, forms, statements, and other documents required to be filed with or furnished to the SEC. As of the date of filing, all such filings complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.

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Section 6.5 Minimum Cash Representation

DMAA shall use commercially reasonable efforts to deliver cash at Closing through funds available in its Trust Account (net of redemptions, taxes and expenses) and/or through PIPE financing or other capital raising arrangements. The parties acknowledge that the amount of cash available at Closing may vary depending on redemption levels and market conditions. DMAA represents that it will use commercially reasonable efforts to arrange any required PIPE financing or other capital raising arrangements prior to Closing. The Parties acknowledge a target minimum cash level of $30,000,000, with flexibility to close at lower levels (but not less than $15,000,000), subject to corresponding adjustment of valuation, ownership, and execution plan.

Section 6.6 No Claim Against Trust

Except as expressly provided herein, DMAA agrees that PAGC shall have no claim against the Trust Account prior to the Effective Time. DMAA shall not permit any claims against the Trust Account other than those expressly authorized pursuant to this Agreement. PAGC acknowledges that it has no claim against the Trust Account prior to Closing.

Section 6.7 Absence of Material Adverse Effect

Since DMAA’s most recent financial statements, there has been no event, change, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect on DMAA.

Section 6.8 Brokers

No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisors, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DMAA, other than as disclosed in writing to PAGC.

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ARTICLE VII COVENANTS

Section 7.1 Pre-Closing Covenants of PAGC

From the Agreement Date through the Closing Date (or the earlier termination of this Agreement), PAGC shall:

(a) Conduct its business in the ordinary course consistent with past practice;

(b) Use commercially reasonable efforts to preserve intact its business organization, assets, and key relationships;

(c) Promptly notify DMAA of any Material Adverse Effect or threatened Material Adverse Effect;

(d) Cooperate fully with DMAA in connection with the preparation and filing of any Registration Statement or Proxy Statement with the SEC; and

(e) Use commercially reasonable efforts to satisfy all conditions to Closing set forth in Section 7.2.

Section 7.2 Conditions to DMAA’s Obligation to Close

DMAA’s obligation to consummate the Merger is subject to the satisfaction (or written waiver by DMAA) of each of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties True and Correct: All representations and warranties of PAGC set forth in Article V shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date);

(b) Covenants Performed: PAGC shall have performed or complied in all material respects with all of its covenants and obligations under this Agreement;

(c) No Material Adverse Effect: No Material Adverse Effect shall have occurred with respect to PAGC between the Agreement Date and the Closing Date;

(d) Floor Valuation: The Closing Valuation of PAGC shall be at or above the Floor Valuation of Three Hundred Million United States Dollars ($300,000,000);

(e) Contract Revenue Condition: PAGC shall provide evidence of commercial traction, including executed or substantially negotiated revenue contracts, which shall be used as part of the valuation framework set forth in the Agreement and shall not constitute an independent condition to Closing.

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(f) Debt-Free Condition: PAGC shall be debt-free at Closing, or shall have delivered a fully executed payoff and debt satisfaction schedule as Exhibit A evidencing the satisfaction of all material indebtedness;

(g) IP Condition: PAGC shall have delivered the complete IP Schedule (Exhibit B), confirming that all material Intellectual Property (including software source code, proprietary algorithms, AI/ML models, and quantum-resistant security IP) is either fully patented, patent-pending, or subject to pending patent applications;

(h) CAGE Code Condition: PAGC shall have delivered evidence of a valid and active GSA CAGE Code (included in Exhibit B);

(i) Regulatory Approvals: All necessary governmental and regulatory approvals required to consummate the Merger shall have been obtained;

(j) No Injunction: No Governmental Authority shall have enacted, issued, or entered any order, injunction, or decree enjoining or prohibiting the consummation of the Merger; and

(k) Officer Certificate: PAGC shall have delivered to DMAA an officer certificate dated as of the Closing Date certifying as to the matters in subsections (a), (b), (c), (e), (f), (g), and (h) above.

Section 7.3 Conditions to PAGC’s Obligation to Close

PAGC’s obligation to consummate the Merger is subject to the satisfaction (or written waiver by PAGC) of each of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties True and Correct: All representations and warranties of DMAA set forth in Article VI shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date;

(b) DMAA Minimum Cash Condition: DMAA shall use commercially reasonable efforts to deliver cash at Closing through funds available in its Trust Account (net of redemptions, taxes and expenses) and/or through PIPE financing or other capital raising arrangements. The parties acknowledge that the amount of cash available at Closing may vary depending on redemption levels and market conditions.

(c) Covenants Performed: DMAA shall have performed or complied in all material respects with all of its covenants and obligations under this Agreement;

(d) SEC Registration Statement: The Registration Statement or Proxy Statement relating to the Merger shall have been declared effective by the SEC and shall not be subject to any stop order;

(e) Stock Exchange Listing: NEWCO Common Stock shall have been approved for listing on a national securities exchange (NASDAQ or NYSE) upon Closing; and

(f) No Material Adverse Effect: No Material Adverse Effect shall have occurred with respect to DMAA between the Agreement Date and the Closing Date.

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Section 7.4 Mutual Conditions to Closing

The obligations of each Party to consummate the Merger shall be subject to the satisfaction of the following mutual conditions, which may be waived only by written consent of both Parties:

(a) No Injunction: No Governmental Authority shall have enacted or entered any order, judgment, decree, or injunction prohibiting or restraining the consummation of the transactions contemplated hereby;

(b) Required Approvals: All required approvals of DMAA’s and PAGC’s stockholders shall have been obtained; and

(c) Certificate of Merger: The Certificate of Merger shall be ready for filing with the Delaware Secretary of State.

Section 7.5 DMAA Stockholder Approval

DMAA shall use commercially reasonable efforts to obtain the required approval of its stockholders for the Merger, including by filing, in a timely manner, a Registration Statement on Form S-4 (or applicable form) with the SEC and holding a duly noticed stockholder meeting.

Section 7.6 PIPE Financing

DMAA shall use commercially reasonable efforts to arrange and close one or more PIPE transactions on terms reasonably acceptable to PAGC in amounts sufficient to satisfy (or supplement Trust Account proceeds toward) the DMAA Minimum Cash Condition. DMAA shall keep PAGC reasonably informed of the status of PIPE discussions and shall not agree to PIPE terms materially adverse to PAGC.

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ARTICLE VIII TERMINATION RIGHTS

Section 8.1 Termination by Mutual Consent

This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of DMAA and PAGC.

Section 8.2 Termination by Either Party

This Agreement may be terminated by either DMAA or PAGC, by written notice to the other, if:

(a) Outside Date: The Closing shall not have occurred on or before the date that is twelve (12) months from the Agreement Date (the “Outside Date”), as may be extended by mutual written agreement of the Parties for up to two (2) additional three-month periods; provided, however, that the terminating Party is not in material breach of this Agreement;

(b) Legal Prohibition: Any Governmental Authority shall have enacted, issued, or entered any final, non-appealable order, decree, or injunction permanently prohibiting the consummation of the Merger; or

(c) Stockholder Approval Failure: DMAA’s stockholders fail to approve the Merger at the duly called stockholder meeting.

Section 8.3 Termination by DMAA

DMAA may terminate this Agreement if:

(i) Closing Cash is insufficient to support execution of the business plan;

(ii) Contract validation is not achieved;

(iii) Required financing cannot be reasonably secured; or

(iv) the transaction is not reasonably capable of completion

Section 8.4 Termination by PAGC

PAGC may terminate this Agreement, by written notice to DMAA, if:

(i) Closing Cash is insufficient to support execution of the business plan;

(ii) Required financing cannot be reasonably secured; or

(iii) the transaction is not reasonably capable of completion

Breach by DMAA: DMAA has breached any representation, warranty, covenant, or agreement in this Agreement, which breach would cause the conditions set forth in Section 7.3 not to be satisfied, and which breach is incapable of being cured, or has not been cured within thirty (30) calendar days after PAGC’s written notice thereof; or

Section 8.5 Effect of Termination

In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than this Section 8.5 and Article IX) shall become void and have no effect, without any liability on the part of any Party or its directors, officers, employees, agents, advisors, or stockholders; provided, however, that no such termination shall relieve any Party of liability for willful breach or Fraud.

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ARTICLE IX INDEMNIFICATION

Section 9.1 Indemnification by PAGC

Subject to the limitations set forth in this Article IX, PAGC (and, following the Effective Time, NEWCO on behalf of PAGC’s pre-Closing shareholders) shall indemnify, defend, and hold harmless DMAA and its affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “DMAA Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, costs, and expenses (including reasonable legal fees) (collectively, “Losses”) arising out of or relating to:

(a) Any breach of any representation or warranty made by PAGC in this Agreement;

(b) Any breach of any covenant or agreement made by PAGC in this Agreement; or

(c) Any failure by PAGC to satisfy the Debt-Free Condition or deliver the IP Schedule in the form and substance required.

Section 9.2 Indemnification by DMAA

Subject to the limitations set forth in this Article IX, DMAA shall indemnify, defend, and hold harmless PAGC and its affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “PAGC Indemnified Parties”) from and against any Losses arising out of or relating to:

(a) Any breach of any representation or warranty made by DMAA in this Agreement; or

(b) Any breach of any covenant or agreement made by DMAA in this Agreement.

Section 9.3 Indemnification Limitations

(a) Survival Period: The representations and warranties set forth in Articles V and VI shall survive the Closing for a period of eighteen (18) months (the “Survival Period”), except that (i) Fundamental Representations (including capitalization, authorization, and title) shall survive indefinitely, and (ii) representations relating to tax matters shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

(b) Deductible: No indemnification shall be payable for Losses until the aggregate amount of all Losses exceeds Five Hundred Thousand United States Dollars ($500,000) (the “Deductible”), after which the indemnifying party shall be responsible for all Losses in excess of the Deductible, up to the Cap.

(c) Cap: The maximum aggregate liability of any Party for indemnification under this Article IX shall not exceed fifteen percent (15%) of the Closing Valuation, except for indemnification claims arising from Fraud, willful misconduct, or breaches of Fundamental Representations, which shall not be subject to such cap.

Section 9.4 Indemnification Procedure

Any party seeking indemnification (the “Indemnified Party”) shall promptly notify the indemnifying party in writing of any claim for indemnification, specifying in reasonable detail the nature and amount of the Losses claimed. The indemnifying party shall have the right, at its option, to assume and control the defense of any third-party claim with counsel reasonably acceptable to the Indemnified Party.

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ARTICLE X GOVERNING LAW AND DISPUTE RESOLUTION

Section 10.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of laws of any other jurisdiction. The laws of the Cayman Islands shall apply to all matters relating to the corporate governance of DMAA and the Surviving Entity, and Delaware General Corporation Law shall continue to apply to matters relating to the corporate governance of PAGC to the extent applicable prior to the Effective Time. The Parties agree that the state and federal courts located in the City and State of New York shall have exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each Party hereby consents to the personal jurisdiction and venue of such courts.

Section 10.2 Jurisdiction and Venue

Each of the Parties hereby irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested solely in the federal courts, the United States District Court for the District of Delaware) for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 10.3 Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.4 Dispute Resolution

In the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt to resolve the dispute through good-faith negotiations between senior officers of the respective Parties for a period of thirty (30) days (the “Negotiation Period”). If the dispute is not resolved within the Negotiation Period, either Party may submit the dispute to the courts identified in Section 10.2.

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ARTICLE XI GENERAL PROVISIONS

Section 11.1 Notices

All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered and received: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail, if sent during normal business hours of the recipient; (c) one (1) Business Day after deposit with a nationally recognized overnight courier; or (d) three (3) Business Days after deposit with the United States Postal Service by certified or registered mail, return receipt requested.

If to DMAA:

Drugs Made In America (DMAA) Attn: Chief Executive Officer Address: [To be completed] Email: [To be completed]

If to PAGC:

Power Analytics Global Corp (PAGC) Attn: Chief Executive Officer Address: [To be completed] Email: [To be completed]

Section 11.2 Entire Agreement

This Agreement, together with all Exhibits and Appendices attached hereto, constitutes the entire agreement and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 11.3 Amendments

This Agreement may not be amended, modified, or supplemented except by a written instrument executed by all Parties.

Section 11.4 Waiver

No waiver by any Party of any breach of any representation, warranty, covenant, or agreement shall be deemed to extend to any prior or subsequent breach or affect or impair any right, power, or privilege of the waiving Party.

Section 11.5 Severability

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

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Section 11.6 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) shall be effective as delivery of a manually executed original counterpart.

Section 11.7 No Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 11.8 Assignment

Neither this Agreement nor any rights, interests, or obligations under it may be assigned by any Party without the prior written consent of the other Parties.

Section 11.9 Specific Performance

Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, each Party agrees that the other Parties shall be entitled to seek specific performance and injunctive relief to prevent breaches of this Agreement, in addition to any other remedy they may have.

Section 11.10 Further Assurances

Each Party shall use commercially reasonable efforts to execute and deliver such additional documents, instruments, and agreements, and to take such further actions, as may be reasonably requested by the other Parties to carry out and effectuate the purposes and intent of this Agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Definitive Merger Agreement to be executed by their respective duly authorized officers as of the date first written above.

DRUGS MADE IN AMERICA (DMAA)
Acquiror / SPAC

Signature:	/s/ Roger E. Bendelac	Date: 04/29/2026
Name:	Roger E. Bendelac
Title:	Chief Executive Officer

POWER ANALYTICS GLOBAL CORP (PAGC)
Target / Operating Company

Signature:	/s/ Keith Barksdale	Date: 04/29/2026
Name:	Keith Barksdale
Title:	Executive Chairman

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